Exhibit 21

To

Annual Report

Form 10-K

For the Year ended December 31, 2014

Subsidiaries of the Registrant

Bio Zone Laboratories, Inc.  (2014)   Nevada Corporation

MusclePharm Canada Enterprises Corporation (2012) Canadian Corporation

MP Holding Ireland, LLC (2014) Delaware Corporation

MusclePharm Holdings Ireland (2014) Ireland Corporation

MusclePharm Ireland Limited (2014) Ireland LLC

MP Do Brazil Acquisition, LLC (2014) Delaware LLC